Exhibit 99.1

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, NJ 07666

CONTACT: Gordon Coburn
FOR IMMEDIATE RELEASE	Chief Financial & Operating Officer
201-678-2712

Investors: Gordon McCoun
Press: Brian Maddox/Scot Hoffman
Financial Dynamics
212-850-5600
scot.hoffman@fd.com

COGNIZANT REPORTS STRONG FIRST QUARTER RESULTS

Raises Outlook for Full Year 2007

Teaneck, NJ – May 2, 2007 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of global IT and business process outsourcing services, today announced its financial results for the first quarter ended March 31, 2007.

Highlights – First Quarter 2007

•	Quarterly revenue increased to $460.3 million, up 61% from the year-ago quarter.

•	Quarterly diluted EPS on a GAAP basis was $0.50, compared to $0.32 in the year-ago quarter.

•	Quarterly diluted EPS on a non-GAAP basis was $0.54, excluding stock-based compensation expense of $0.04, compared to $0.36 in the year-ago quarter.

Revenue for the first quarter increased to $460.3 million, up 8% from $424.4 million in the fourth quarter of 2006, and up 61% from $285.5 million in the first quarter of 2006. GAAP net income was $75.4 million, or $0.50 per diluted share, compared to $47.2 million, or $0.32 per diluted share, in the first quarter of 2006. GAAP operating margin for the quarter was 18.2%. Excluding stock based compensation expense of $7.4 million, non-GAAP operating margin was 19.8%, in-line with the Company’s targeted 19 to 20% range. Reconciliations of these non-GAAP financial measures to GAAP operating results and diluted EPS are included at the end of this release.

“We are very pleased with our first quarter performance and our strong start to 2007,” said Francisco D’Souza, President and CEO of Cognizant. “During the quarter, we experienced diversified demand for our services from both new and existing customers across key vertical and geographic markets. Revenue in Europe, which now represents approximately 14% of Cognizant’s total revenue on an annualized basis, grew 84% from the first quarter of 2006, continuing to outpace the Company average. We also expanded our global delivery platform to South America, opening Cognizant’s first development center in Buenos Aires.”

D’Souza continued, “As a result of our strategic investments, we generated particularly strong momentum in our newer verticals, especially in retail, manufacturing and logistics, and continued to leverage our leadership position in banking, financial services, insurance, healthcare and life sciences. We also experienced escalating demand across our solution offerings, particularly ERP, Testing and Business Process Outsourcing. Moving forward, we are excited about the opportunity ahead for Cognizant as we continue to execute on our long-term strategy of investing ahead-of-the curve in talent and resources to meet the steadfast demand for IT solutions focused on strengthening our customers’ businesses.”

2007 Outlook – Second Quarter & Full Year

Based on current visibility, the Company is now providing the following guidance:

•	Second quarter 2007 revenue anticipated to be at least $500 million.

•	Second quarter 2007 diluted EPS expected to be $0.51 on a GAAP basis, and $0.56 on a non-GAAP basis, which excludes the impact of stock-based compensation expense of $0.05.

•	Fiscal 2007 revenue now anticipated to be at least $2.07 billion.

•	Fiscal 2007 diluted EPS expected to be at least $2.13 on a GAAP basis, and at least $2.34 on a non-GAAP basis, which excludes the impact of stock-based compensation expense of $0.21.

•	Total headcount by end of 2007 expected to be approximately 55,000, reflecting the Company’s plan to increase utilization throughout the remainder of the year.

“Our strategic reinvestment in the business continues to fuel our growth by enabling us to deploy the right resources and deliver best of breed solutions that meet our clients’ unique business needs across industries, service-areas and geographies,” said Gordon Coburn, Chief Financial and Operating Officer. “In response to the appreciation of the Indian Rupee during the first part of 2007, we continue to focus on managing our business for long-term growth while delivering value for our shareholders through financial performance within our target operating margin range. Based on our strong financial performance in the first quarter and the positive demand environment, we are pleased to raise our guidance for full-year 2007.”

Conference Call

Cognizant will host a conference call today, May 2, at 10:00 a.m. (ET) to discuss the Company’s quarterly results. To listen to the call please dial (888) 652-6834 domestically or (706) 679-3288 internationally. The call will also be broadcast live via the Internet at Cognizant’s web site, www.cognizant.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software. A replay will be made available on the web site at www.cognizant.com or by calling (800) 642-1687 for domestic callers and (706) 645-9291 for international callers and entering “6267812” from two hours after the end of the call until 11:59 p.m. (ET) on May 9, 2007.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of global IT and business process outsourcing services. Focused on delivering strategic information technology solutions that address the complex business needs of its clients, Cognizant uses its own on-site/offshore outsourcing model to provide applications management, development, integration, and reengineering; infrastructure management; business process outsourcing; and numerous related services, such as enterprise consulting, technology architecture, program management, and change management.

Cognizant has more than 43,000 employees who are committed to partnerships that sustain long-term, proven value for customers by delivering high-quality, cost-effective solutions through its development centers in India and on-site client teams. Cognizant maintains P-CMM, SW-CMM and CMMI Maturity Level 5 assessments from an independent third-party assessor and ranked among the top information technology companies in Business Week’s Hot Growth Companies. Cognizant is a member of the NASDAQ-100 Index and the S&P 500 Index. Find additional information about Cognizant at www.cognizant.com.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with GAAP, this press release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: non-GAAP operating margin and non-GAAP diluted earnings per share. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures, the financial statements prepared in accordance with GAAP and reconciliations of Cognizant’s GAAP financial statements to such non-GAAP measures should be carefully evaluated.

For its internal management reporting and budgeting purposes, Cognizant’s management uses financial statements that do not include stock-based compensation expense related to employee stock options and employee stock purchases for financial and operational decision making, to evaluate period-to-period comparisons and for making comparisons of Cognizant’s operating results to that of its competitors. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting FAS 123R, Cognizant’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make additional comparisons between Cognizant’s operating results to those of other companies. Accordingly, Cognizant believes that the presentation of non-GAAP operating margin and non-GAAP diluted earnings per share, when read in conjunction with the company’s reported results, can provide useful supplemental information to investors and management regarding financial and business trends relating to its financial condition and results of operations.

A limitation of using non-GAAP operating margin and non-GAAP diluted earnings per share versus operating margin and diluted earnings per share calculated in accordance with GAAP is that non-GAAP operating margin and non-GAAP diluted earnings per share exclude costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in Cognizant’s business. Management compensates for this limitation by providing specific information regarding the GAAP amounts excluded from non-GAAP operating margin and non-GAAP diluted earnings per share and evaluating such non-GAAP financial measures with financial measures calculated in accordance with GAAP.

—tables to follow—

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Revenues	$460,270	$285,479

Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	254,909	158,588
Selling, general and administrative expenses	109,499	66,705
Depreciation and amortization expense	12,260	7,030

Income from operations	83,602	53,156

Other income (expense), net:
Interest income	6,671	3,437
Other (expense), net	(17)	(41)

Total other income / (expense), net	6,654	3,396

Income before provision for income taxes	90,256	56,552

Provision for income taxes	14,810	9,388

Net income	$75,446	$47,164

Basic earnings per share	$0.53	$0.34

Diluted earnings per share	$0.50	$0.32

Weighted average number of common shares outstanding	142,902	139,665

Weighted average number of common and dilutive shares outstanding	151,758	149,354

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(In thousands)

	March 31, 2007	December 31, 2006
Assets
Current Assets
Cash and cash equivalents	$273,038	$265,937
Short-term investments	400,063	382,222
Trade accounts receivable, net of allowances of $4,218 and $3,719, respectively	301,195	259,210
Unbilled accounts receivable	46,568	39,265
Deferred income tax assets, net	73,124	61,257
Other current assets	43,605	32,500

Total Current Assets	1,137,593	1,040,391
Property and equipment, net	235,937	220,154
Goodwill	27,262	27,190
Intangible assets, net	19,367	20,463
Deferred income tax assets, net	5,954	1,024
Other assets	18,577	16,759

Total Assets	$1,444,690	$1,325,981

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$36,935	$27,839
Deferred revenue	15,638	19,401
Accrued expenses and other liabilities	186,761	202,263

Total Current Liabilities	239,334	249,503
Other noncurrent liabilities	8,027	2,979

Total Liabilities	247,361	252,482

Stockholders’ Equity	1,197,329	1,073,499

Total Liabilities and Stockholders’ Equity	$1,444,690	$1,325,981

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures

(In thousands, except per share data)

	Three Months Ended March 31,				Three Months Ended March 31,
	2007 GAAP	2007 Adjustments		2007 Non-GAAP	2006 GAAP	2006 Adjustments		2006 Non-GAAP

Income from operations	$83,602	$7,438	(a)	$91,040	$53,156	$7,602	(b)	$60,758

Operating margin	18.2%	1.6%	(a)	19.8%	18.6%	2.7%	(b)	21.3%

Diluted earnings per share	$0.50	$0.04	(c)	$0.54	$0.32	$0.04	(c)	$0.36

Notes:

(a)	Adjustment to exclude stock-based compensation of $7,438 from income from operations of which $3,268 was reported in cost of revenues and $4,170 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(b)	Adjustment to exclude stock-based compensation of $7,602 from income from operations of which $3,147 was reported in cost of revenues and $4,455 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(c)	Adjustment to exclude the per share effect of stock-based compensation expense net of the related tax benefit.